EXHIBIT 10.11

CONFIDENTIAL

March 26, 2026

Bitcoin Infrastructure Acquisition Corp Ltd.

1200 N. Federal Hwy, Suite 200, Boca Raton, FL 33432

Attention: Ryan Gentry, Chief Executive Officer

Subject: Consulting Services Agreement

Dear Mr. Gentry:

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of March 26, 2026 (the “Effective Date”) by and among Bitcoin Infrastructure Acquisition Corp Ltd., a Cayman Islands exempted company (the “Company”), and Samara Capital Advisors, LLC, a Delaware limited liability company and its affiliates (the “Consultant”).

WHEREAS, the Company desires to avail itself of the expertise of the Consultant and the Consultant agrees to provide consulting, advisory and related services to the Company from time to time during the term of the Agreement, at the Company’s request, with respect to general special purpose acquisition company (“SPAC”) structuring, financial analysis, accounting, SEC filing preparation, investor relations, operations, transaction readiness, and business combination activities (the “Services”).

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services. The Company hereby retains Consultant as an independent contractor, and Consultant hereby accepts its role with the Company as an independent contractor as of the Effective Date upon the terms and conditions set forth in this Agreement. Consultant hereby agrees to provide to the Company the Services from and after the Effective Date. In rendering Services hereunder, Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee-employer, partnership, association, joint venture or agency relationship between Consultant and the Company or between any Representative (as defined below) of Consultant and the Company. As an independent contractor of the Company, Consultant shall not have any authority to bind, make any representation or commitment or act on behalf of the Company. Consultant may not, or permit any of its Representatives to, enter into any agreement, understanding, or other commitment that is binding on the Company, or hold itself out as having such authority. For the avoidance of doubt, under no circumstances shall the Consultant act as an underwriter, placement agent or otherwise be formally mandated or assist with any securities offering.

2. Consideration, Expenses. Subject to the terms and conditions set forth herein, and in conjunction with and as consideration for the Consultant providing the Services, the Company shall pay to Consultant monthly fees at the rates set forth in the approved rate card attached hereto as Exhibit A (the “Rate Card”). Estimated monthly fees under this Agreement are approximately $50,000. Disbursements exceeding $50,000 in any single calendar month shall require advance written notification to, and approval by, the Audit Committee of the Company’s Board of Directors prior to disbursement. All amounts payable to Consultant under this Agreement shall be funded from the working capital of the Company. During the term of this Agreement, the Consultant shall not be reimbursed for any out-of-pocket expenses related to the Services provided to the Company, unless the Company pre-approves such out-of-pocket expenses in writing.

3. Reserved.

4. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Consultant that:

(a) Organization and Corporate Power; Due Authorization. The Company is a Cayman Islands exempted company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company and the Consultant, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the Company’s organizational documents, (ii) any agreement, indenture or instrument to which the Company is a party, or (iii) any law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject.

(c) Recusal. The Company acknowledges that Vikas Mittal, the 100% owner of Consultant, serves as Managing Member of the Company’s Sponsor. Accordingly, the Company agrees that Vikas Mittal shall be recused from all Audit Committee and Board votes relating to the approval, amendment, renewal, or termination of this Agreement and the review of any invoices or reports submitted by Consultant hereunder.

5. Indemnification. The Company hereby agrees to the terms of Annex A to this Agreement and the terms of Annex A are hereby incorporated by reference herein.

6. Consultant Representations. In connection with the transactions contemplated hereby, the Consultant represents and warrants to the Company that:

(a) Organization and Authority. The Consultant is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Consultant. The Consultant possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Consultant and the Company, this Agreement shall be a legal, valid and binding agreement of the Consultant, enforceable against the Consultant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Consultant of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the formation and governing documents of the Consultant, (ii) any agreement, indenture or instrument to which the Consultant is a party or (iii) any law, statute, rule or regulation to which the Consultant is subject, or any agreement, order, judgment or decree to which the Consultant is subject.

7. Confidentiality.

(a) As a condition of, and as a material inducement to the Company entering into this Agreement, during the term of this Agreement and for a period of one (1) year thereafter, the Consultant and its Representatives will not, directly or indirectly, during or after the term of this Agreement, disclose to anyone other than the Company or their respective Representatives, and will not use except in the provision of the Services hereunder, any confidential, proprietary or secret information, documentation or material relating to the Company or their respective products, services, customers or business operations, personnel or activities, their clients, vendors, licensees or licensors, whether learned or disclosed to the Consultant before or after the Effective Date (collectively, and as further defined herein, “Confidential Information”), except with the prior written permission of the Company (which may be withheld in its sole discretion). The Consultant agrees that all Confidential Information (whether or not learned, obtained or developed solely by the Consultant or jointly with others) shall remain the property of the Company. Confidential Information includes, but is not limited to: (i) the terms of this Agreement; (ii) information disclosed by the Company or their respective Representatives; and (iii) information disclosed by third parties to the extent that the Company has an obligation of confidentiality in connection therewith. The Consultant may disclose Confidential Information to its Representatives who have a need to know such information in connection with the performance of the Services hereunder, provided that such Representatives are advised of the confidential nature of such information and are bound to the Consultant by confidentiality and non-use obligations materially consistent with the provisions of this Section 7. The Consultant will be responsible and liable for any breach of this Agreement by its Representatives. The Consultant’s obligations under this Section 7(a) shall not apply to any information that (i) at the time of disclosure to the Consultant or its Representatives is in the public domain through no action or failure to act on the part of the Consultant or its Representatives in violation of this Agreement, (ii) is or becomes available to the Consultant or any of its Representatives from a third-party who is not known to the Consultant or its Representative to be subject to any obligation to the Company of confidentiality, (iii) is or has been independently developed by the Consultant and/or its Representatives without use of or reference to any Confidential Information or (iv) is approved for release by prior written authorization of the Company.

(b) In the event that the Consultant or any of its Representatives are required by applicable law, regulation, U.S. Securities and Exchange Commission (“SEC”) or stock exchange requirement or legal process (“Legal Requirement”) to disclose any of the Confidential Information, the Consultant will, to the extent permitted by Legal Requirement, notify the Company promptly in writing so that the Company or its affiliates may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement, and the Consultant and its Representatives will cooperate in such efforts as reasonably requested by the Company. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms of Section 7(b) in such instance, the Consultant and its Representatives will furnish only that portion of the Confidential Information which the Consultant and its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(c) Upon termination of this Agreement or at any earlier time as requested by the Company, the Consultant and its Representatives will promptly furnish to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding the return or destruction of the Confidential Information required by this paragraph, all duties and obligations of the Consultant and its Representatives under this Section 7 shall remain in full force and effect.

(d) The Consultant acknowledges that the U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Consultant acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws and that the Consultant and its Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information of the Company.

8. Miscellaneous.

(a) No Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof or thereof.

(b) Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(c) Governing Law; Jurisdiction; JURY TRIAL WAIVER. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(d) Specific Performance. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any of the other parties hereto in accordance with the terms hereof and that such party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of proving that monetary damages would be inadequate or the posting of a bond or other security.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the U.S. Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law.

(f) Entire Agreement; Amendment; Waiver; Assignment. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior oral or written communication or understanding with respect thereto. Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. The Consultant may not assign or otherwise transfer any right or obligation provided for under this Agreement without the prior written consent of the Company, and any purported assignment or transfer without such consent shall be null and void ab initio.

(g) Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person; and (z) “Representative” shall mean, with respect to any person, any of such person’s affiliates and its and its affiliates’ respective partners, directors, officers, employees, consultants, accountants, attorneys, advisors, agents and other representatives; provided that neither party will be deemed a Representative of the other party for purposes of such definition.

(h) Term; Termination. This Agreement shall have a term beginning on the Effective Date and ending on the earlier of the consummation of an initial business combination (“Business Combination”) or the liquidation of the Company’s Trust Account in the event that the Company does not consummate a Business Combination prior to its deadline to do so under its organizational documents, as they may be amended. This Agreement may be terminated at any time prior to the end of the term by either party by written notice to the other party in the event that the other party has materially breached this Agreement and such breach, if reasonably capable of cure, is not cured by the breaching party within twenty (20) days of receipt of written notice of such breach from the non-breaching party. Notwithstanding anything to the contrary contained herein, the provisions of Sections 2, 5, 7 and 8 will survive any termination of this Agreement, regardless of the manner or nature of such termination. The termination of this Agreement will not relieve a party of any obligation or liability arising from any breach by such party of this Agreement prior to termination.

(i) Trust Account; Waiver of Liquidation Distributions; Redemption Rights. The Consultant understands that Bitcoin Infrastructure Acquisition Corp Ltd. (“BIXI”) has established a trust account (the “Trust Account”), held and maintained by a trustee that is a bankruptcy remote entity, for the sole and exclusive benefit of BIXI’s public shareholders, and that the Trust Account is specifically structured to be protected from and unavailable to satisfy any claims, liabilities or obligations of BIXI or any other person or entity, including Consultant. BIXI may disburse monies from the Trust Account only as expressly set forth in BIXI’s prospectus. For and in consideration of BIXI’s entering into this Agreement, Consultant, for itself and on behalf of its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors and assigns, hereby irrevocably and unconditionally agrees that it does not have any right, title, interest or claim of any kind, whether now or in the future, in or to any monies in the Trust Account (“Trust Claim”) and hereby irrevocably waives, releases and disclaims any Trust Claim as a result of, or arising out of, this Agreement or any other matter between the parties or otherwise related to BIXI, and will not seek recourse against the Trust Account for any reason whatsoever, including any breach by BIXI or BIXI’s Representatives of this Agreement. This Trust Waiver is a material inducement for BIXI to enter into this Agreement, and shall survive the termination of this Agreement for any reason. Consultant agrees to inform its affiliates and related parties of the terms of this Trust Waiver, which are made for the benefit of BIXI, the Trustee, and BIXI’s public shareholders. For purposes of clarity, the Consultant is not waiving any redemption right or claim to funds held in the Trust Account relating to a redemption or liquidation right for shares or units purchased in BIXI’s initial public offering or public aftermarket.

(j) No Fiduciary Duty. The Company hereby acknowledges that (a) the payment of fees to Consultant pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and Consultant and any affiliate through which it may be acting, on the other, (b) Consultant is not acting as an agent or fiduciary of the Company and does not owe any fiduciary or similar duty to the Company, and (c) the Company’s engagement of Consultant in connection with the Services pursuant to this Agreement is as an independent contractor and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Services pursuant to this Agreement and agrees that it will not claim that Consultant has rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

(k) Notices. Any and all notices hereunder shall be deemed duly given when delivered by registered or certified mail (postage prepaid), email, overnight courier or hand delivery to the parties at the following addresses:

If to the Company: Bitcoin Infrastructure Acquisition Corp Ltd.

Attention: Ryan Gentry, Chief Executive Officer

Email: ryan@bixispac.com

If to Consultant: Samara Capital Advisors, LLC

Attention: Vikas Mittal, Managing Member

Email: vik@meteoracapital.com

IN WITNESS WHEREOF, the parties have executed this Agreement and related Exhibit A and Annex A as of the date first above written.

Bitcoin Infrastructure Acquisition Corp Ltd.

/s/ Ryan Gentry
Name:	Ryan Gentry
Title:	Chief Executive Officer
Date:	March 26, 2026

Samara Capital Advisors, LLC and its affiliates

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Managing Member
Date:	March 26, 2026

Exhibit A

Approved Rate Card — Consulting Services Categories and Monthly Rates

Role	Monthly Rate (USD)	Scope of Work
Data Analysts	$3,500 – $6,500	Data cleansing, validation, and analytics for financial modeling and reporting.
Data Room Management	$3,500 – $6,500	Setup and maintenance of secure virtual data rooms for diligence and audit support.
Program Managers	$7,500	Coordination of cross-functional workstreams, timeline management, and reporting.
Senior Financial Professionals	$10,000	Advanced financial modeling, valuation analysis, SEC filing support, and investor materials.
Technical Accounting Advisors	$9,000 – $12,000	GAAP/IFRS guidance, pro forma financials, and audit prep.
Compliance Consultants	$6,000 – $8,000	Support with SEC regulations, Form S-4 disclosures, and internal controls.
FP&A Specialists	$7,000 – $9,000	Budgeting, forecasting, and scenario analysis.

Rate Card Notes: (1) All rates represent market-standard fees for the applicable consulting services category, inclusive of a mark-up to cover applicable employment-related costs. (2) Consultant applies no separate management fee or administrative surcharge beyond the rates set forth above. (3) Each invoice must include supporting documentation sufficient to verify that billed amounts correspond to services rendered. (4) Estimated aggregate monthly fees: approximately $50,000. Monthly fees exceeding $50,000 shall require advance Audit Committee notification and approval prior to disbursement.

A-1

Annex A

In connection with the Consulting Services Agreement (the “Agreement”) to which this Annex forms a part, the signatory to the Agreement (the “Indemnitor”) agrees to indemnify and hold harmless Samara Capital Advisors, LLC (“SCA”) and its affiliates, and the respective officers, directors, employees, agents and representatives of SCA, its affiliates and each other person, if any, controlling SCA or any of its affiliates, including Vikas Mittal in his capacity as owner and managing member of SCA (SCA and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the Agreement, and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Agreement, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Indemnitors will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are judicially determined in a judgment not subject to appeal to have resulted from the bad faith or gross negligence of any Indemnified Person.

The Indemnitor shall advance reasonable attorneys’ fees and defense costs to the Indemnified Persons promptly upon request and prior to final resolution of any claim, including any retainer fees required by legal counsel simultaneously with the engagement by such Indemnified Person of such counsel. Any such advances shall be subject to a written undertaking by SCA to repay such advances if it is ultimately determined by final non-appealable judgment that the applicable Indemnified Person is not entitled to indemnification hereunder.

No Indemnitor will, without SCA’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person party thereto from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under the Agreement will, without the prior written consent of the Indemnitor, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for above is judicially determined to be unavailable (other than in accordance with the last sentence of the second paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Indemnitor shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto): (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Indemnitor, on the other hand, of the provision of the services under the Agreement, or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Indemnitor, as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to the amount paid or payable exceed the aggregate amount of fees actually received by SCA. For the purposes of this Annex A, the relative benefits to the Indemnitor and the applicable Indemnified Person of the provision of the services under the Agreement shall be deemed to be in the same proportion as: (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Indemnitor and its affiliates, as the case may be, in the transaction or transactions for which the Indemnified Persons are providing consulting services under the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to SCA in connection with the provision of the services under the Agreement.

Annex A-1

Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim (as defined below), the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice of such claim for which indemnification is sought (each, a “Claim”) to the Indemnitor, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent that the Indemnitor has suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Indemnitor in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Person will give written notice to the Indemnitor of the commencement of such Third Party Claim, and shall give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request, but no failure to give such notice shall relieve the Indemnitor of any liability hereunder (except to the extent the Indemnitor has suffered actual, irreversible and material economic prejudice thereby). The Indemnitor shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at their cost and expense, using counsel selected by the Indemnitor and reasonably acceptable to the Indemnified Person. If the Indemnitor desires to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Indemnitor shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Indemnitor shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at the reasonable expense of the Indemnitor (provided that the Indemnitor shall not be required to reimburse the expenses and costs of more than one such counsel) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and the Indemnitor, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Indemnitor, (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person’s business or (z) in the reasonable judgment of the Indemnified Person, the Indemnitor may not be able to satisfy fully such Third Party Claim. In addition, if the Indemnitor fails to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Indemnitor acknowledges that it will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel.

If the Indemnitor assumes the defense of any Third Party Claim in accordance with the terms hereof, the Indemnitor shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Indemnitor shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person’s business, without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Indemnitor fails to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with the Indemnitor’s consent, which consent shall not be unreasonably withheld.

Annex A-2